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
                                                                                 Exhibit 12(a)

                         Aon Corporation and Consolidated Subsidiaries
                           Combined With Unconsolidated Subsidiaries
                       Computation of Ratio of Earnings to Fixed Charges


                                           Six Months Ended
                                             June 30,           Years Ended December 31,
                                          -------------- ---------------------------------------
 (millions except ratios)                  1999    1998   1998    1997    1996   1995    1994
                                          ------  ------ ------- ------  ------ ------- -------
 Income from continuing operations
    before provision for income taxes (1) $ 356   $ 477  $  931  $ 542   $ 446   $ 458   $ 397

 Add back fixed charges:

    Interest on indebtedness                 45      41      87     70      45      56      46

    Interest on ESOP                          1       2       2      3       4       5       6

    Portion of rents representative of
      interest factor                        25      22      51     44      29      21      29

                                          ------  ------ ------- ------  ------  ------  ------
         Income as adjusted               $ 427   $ 542  $1,071  $ 659   $ 524   $ 540   $ 478
                                          ======  ====== ======= ======  ======  ======  ======

 Fixed charges:

    Interest on indebtedness              $  45   $  41  $   87  $  70   $  45   $  56   $  46

    Interest on ESOP                          1       2       2      3       4       5       6

    Portion of rents representative of
       interest factor                       25      22      51     44      29      21      29

                                          ------  ------ ------- ------  ------  ------  ------
         Total fixed charges              $  71   $  65  $  140  $ 117   $  78   $  82   $  81
                                          ======  ====== ======= ======  ======  ======  ======

 Ratio of earnings to fixed charges         6.0     8.4     7.6    5.6     6.7     6.6     5.9
                                          ======  ====== ======= ======  ====== ======   ======

 Ratio of earnings to fixed charges (2)     8.3                    7.1     7.9
                                          ======                 ======  ======

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $163 million for the six months ended June 30, 1999, $172 million for the year ended December 31, 1997 and $90 million for the year ended December 31, 1996.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the six months ended June 30, 1999 and for the years ended December 31, 1997 and 1996.

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